EXHIBIT 99.1

Wayne Savings Bancshares, Inc. Announces the Appointment of James R. VanSickle II as President and Chief Executive Officer

WOOSTER, Ohio, Aug. 31, 2017 (GLOBE NEWSWIRE) -- Wayne Savings Bancshares, Inc. (NASDAQ:WAYN), the holding company parent of Wayne Savings Community Bank, announced that the Board of Directors has appointed James R. (Jay) VanSickle II to the positions of President and Chief Executive Officer of the Company and the Bank.

Mr. VanSickle is a CPA and spent 15 years of his career gaining a wide variety of experience with the public accounting firm of Crowe Horwath, LLP in their financial institutions group. Most recently Mr. VanSickle has held the position of Chief Financial Officer at First National Bank of Orrville and as Chief Risk Officer at Farmers National Bank of Canfield.

Peggy J. Schmitz, Chair of the Board of Directors, commented, “Following an extensive search with the objective of identifying and selecting the best possible candidate, we are thrilled to announce the appointment of Jay VanSickle as President and CEO of Wayne Savings Community Bank and Wayne Savings Bancshares, Inc.  Jay not only shares the Board’s vision for the future of Wayne, but brings with him an extensive knowledge of banking and an impressive track record of successful execution and leadership. We believe his deep commitment to the community, his first-hand knowledge of our market, and his strong belief in the value and need for community banking make him the right person to lead Wayne Savings Community Bank into the future.”

Schmitz added that the Board is deeply grateful to David L. Lehman for his leadership in the role of President and CEO for the last eight months.  “David stepped in at a critical time and has done a phenomenal job of guiding the Bank while we took the time we needed to conduct a thorough search.  David’s accomplishments during his short tenure have set the stage for the next chapter.”

Established in 1899, Wayne Savings Community Bank, the wholly owned subsidiary of Wayne Savings Bancshares, Inc., has eleven full-service banking locations in the communities of Wooster, Ashland, Millersburg, Rittman, Lodi, North Canton, and Creston, Ohio.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

CONTACT PERSON:
James R. (Jay) VanSickle II
President & Chief Executive Officer
(330) 264-5767